UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

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Date of Report (Date of earliest event reported):  September 25, 2009

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Dell Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-17017	74-2487834
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Dell Way, Round Rock, Texas 78682
(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (800) 289-3355

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	On September 28, 2009, Sallie L. Krawcheck, a member of our Board of Directors, chairman of the Leadership Development and Compensation Committee and a member of the Finance Committee and the Governance and Nominating Committee, informed the Chairman and Chief Executive Officer that she intends to resign from the Board of Directors effective September 30, 2009 in order to dedicate more time to her role as President, Global Wealth and Investment Management, for Bank of America Corporation.

(d)	On September 25, 2009, Mr. Shantanu Narayen, President and Chief Executive Officer of Adobe Systems Incorporated, was appointed to Dell’s Board of Directors. He was also appointed to serve on the Leadership Development and Compensation Committee of the Board. Mr. Narayen will serve on the Board of Directors until the next annual meeting of stockholders, scheduled for July 16, 2010, at which time his continued service will be subject to renomination and stockholder approval.

There is no arrangement or understanding between Mr. Narayen and any other persons pursuant to which he was selected as a director.

As a director, Mr. Narayen will participate in the standard compensation plan for non-employee directors. Pursuant to that plan, non-employee directors receive a prorated retainer fee ($50,000 for fiscal 2010) and a restricted stock unit grant valued at $400,000 with the number of shares to be determined based on the stock price on the date of grant. The retainer payment date and grant date will be the date of the first board meeting he attends.

There are no relationships or related party transactions between Mr. Narayen and the company that would be required to be reported under Section 404(a) of Regulation S-K.

A copy of the press release issued on September 29, 2009, announcing Ms. Krawcheck’s resignation from the Board and Mr. Narayen’s appointment to the Board, is attached as Exhibit 99.1.

Item 9.01 - Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release issued by Dell Inc., dated September 29, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELL INC.

Date:	September 29, 2009	By:	/s/ Janet B. Wright
Janet B. Wright
Assistant Secretary

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release issued by Dell Inc., dated September 29, 2009

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